Exhibit 23.4

Consent of Phillips McDougall

We consent to the use of our name in the Registration Statement on Form F-1 of Adama Agricultural Solutions Ltd. for the registration of its ordinary shares, and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to the references to us and our reports concerning the agrochemical industry appearing in the Registration Statement.

Date: August 11, 2014

Phillips McDougall

By:	/s/ John McDougall
Name:	John McDougall
Title:	Director – Crop Protection and Seeds